UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 4)

                             PRESIDIO CAPITAL CORP.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   G722011109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                DECEMBER 3, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ].


                               Page 1 of 23 Pages

                                  SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 2 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    217,171
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            217,171

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             217,171

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.17%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 3 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    395,015
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            395,015

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.95%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 4 OF 23 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    137,094
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            137,094

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             137,094

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.37%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                  SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 5 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    354,265
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            354,265

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             354,265

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.54%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 6 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H.  Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    12,049
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            12,049

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,049

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .12%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 7 OF 23 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    395,015
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            395,015

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.95%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 8 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.93%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 9 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,072
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            1,072

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             793,901

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.94%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 10 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.93%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 11 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.93%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 12 OF 23 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.93%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 13 OF 23 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    272
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            272

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             272

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .003%

14          TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 14 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

                      7      SOLE VOTING POWER

      NUMBER OF                    31,500
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            31,500

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .32%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 15 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas Kempner and Thomas L. Kempner, Jr. Trustees U/A/D 10/31/83 FBO Thomas Nathaniel Kempner

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    200
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            200

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .002%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 16 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sexton Freund 1984 Family Trust

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    300
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            300

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .003%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 17 OF 23 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    31,500
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            31,500

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .32%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 18 OF 23 PAGES
         ---------------------------


            This Amendment No. 4 to Schedule 13D relates to shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of Presidio Capital Corp. (the "Company") and amends the original statement on Schedule 13D filed on January 16, 1996 as amended by Amendment No. 1 dated March 31, 1997, Amendment No. 2 dated April 17, 1997 and Amendment No. 3 dated August 20, 1997 (the "Schedule 13D").

            This Amendment No. 4 is being filed by the Reporting Persons to amend or supplement certain information contained in the Schedule 13D. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

            The Schedule 13D is hereby amended as follows:


Item 4.     Purpose of the Transaction.
-------     ---------------------------

            Item 4 of the Schedule 13D as previously filed is amended to read as follows:

            In Amendment No. 3 to the Initial Statement, the Reporting Persons disclosed that on August 20, 1997 they and Angelo, Gordon & Co. sent a letter to the Board of Directors of the Company requesting the appointment of Jeffrey H. Aronson (who is affiliated with Angelo, Gordon) and Thomas L. Kempner (who is affiliated with M.H. Davidson & Co., Inc.) as members of the Board of Directors of the Company pursuant to the rights granted to minority shareholders of the Company by Article 79A of the Articles of Association of the Issuer. On September 23, 1997, the Company disclosed in a form 8-K that certain former directors of the Company and Presidio Holding Company, LLC ("Presidio") entered into an agreement pursuant to which, among other things, Presidio agreed to take all necessary action to appoint two additional directors upon satisfaction of all requirements with respect thereto under applicable laws and the Memorandum and Articles of Association of the Company. As of the date of this Amendment, Messrs. Aronson and Kempner have not been appointed to the Board of Directors of the Company.

            On December 3, 1997, the Reporting Persons commenced working with Angelo, Gordon & Co. and Stonehill Investment Corporation with a view to formulating responses to one or more proposals from Presidio that could involve one or more of the matters described in clauses (a) through (j) of Item 4. Representatives of the Reporting Persons, Angelo, Gordon & Co. and Stonehill Investment Corporation have had communications with representatives of Presidio concerning such potential proposals. No specific agreements or arrangements exist with respect to such matters or with respect to acting jointly among the Reporting Persons, Angelo, Gordon & Co. and Stonehill Investment Corporation, and it is possible that no agreements or arrangements will result from any of these discussions. The Reporting Persons may, at any time and from time to time, and reserve the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by the

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 19 OF 23 PAGES
         ---------------------------




Reporting Persons in light of their general investment policies, market conditions or other factors.

            Reference is made to the Schedules 13D filed by each of Presidio and entities affiliated therewith, Angelo, Gordon & Co. and entities affiliated therewith and Stonehill Partners, L.P. and entities affiliated therewith for information relating to those persons.

            Except as set forth above, DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. have no intention, plan or proposal with respect to:

            (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

            (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

            (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

            (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

            (e) Any material change in the present capitalization or dividend policy of the issuer;

            (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

            (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

            (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

            (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 20 OF 23 PAGES
         ---------------------------




            (j) Any action similar to any of those enumerated above.

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 21 OF 23 PAGES
         ---------------------------



                                   SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 16, 1997


                              DAVIDSON KEMPNER PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L, Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              DAVIDSON KEMPNER INSTITUTIONAL
                              PARTNERS, L.P.
                                By Davidson Kempner Advisers
                                Inc., its general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              MHD MANAGEMENT CO.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 22 OF 23 PAGES
         ---------------------------




                              DAVIDSON KEMPNER ADVISERS INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary



                                  /s/ Marvin H. Davidson
                                  -----------------------------------
                                  Marvin H. Davidson


                                  /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.


                                  /s/ Stephen M. Dowicz
                                  -----------------------------------
                                  Stephen M. Dowicz


                                  /s/ Scott E. Davidson
                                  -----------------------------------
                                  Scott E. Davidson


                                  /s/ Michael J. Leffell
                                  -----------------------------------
                                  Michael J. Leffell


                              THOMAS L. KEMPNER FOUNDATION
                              INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  President


                              DAVIDSON KEMPNER INTERNATIONAL LTD.

                              By Davidson Kempner International
                                  Advisors, L.L.C.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                                  SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 23 OF 23 PAGES
         ---------------------------


                              THOMAS KEMPNER AND THOMAS L. KEMPNER, JR. TRUSTEES U/A/D 10/31/83 FBO THOMAS NATHANIEL KEMPNER


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr., Trustee


                              SEXTON FREUND 1984 FAMILY TRUST



                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr., Trustee



                              DAVIDSON KEMPNER INTERNATIONAL
                              ADVISORS, L.L.C.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member